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                                                                   EXHIBIT 23.30

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  We hereby consent to the use of our name under the heading "Eligibility for Investment" in the Company's Final Short Form Prospectus dated March 25, 2002 relating to the issuance by the Company of approximately 17.5 million of its common shares, as incorporated by reference into the Registration Statement.

Sincerely,

GOODMANS

By: ________________________
Name:
Title:

Date: November 17, 2003